                                                                      EXHIBIT 12
                                                                      ----------

                             BECTON, DICKINSON AND COMPANY
                   CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

        (All Amounts in Millions Except for Ratio of Earnings to Fixed Charges)

                                                                            Year Ended September 30,
                                                                 ---------------------------------------------------
                                           Three Months
                                          Ended December
                                             31, 1996             1996       1995       1994        1993       1992
                                             --------            ------     ------     ------      ------     ------
Income Before Income Taxes and                $ 81.8             $393.7     $349.6     $296.2      $222.9     $269.5
  Cumulative Effect of Accounting
  Changes

Undistributed (Earnings)/Losses of
  Less than 50%-Owned Companies                   -                  -          -          -          0.2       (1.2)
  Carried at Equity

Net Capitalized Interest                         0.8                4.5        7.2        5.7         3.3      (10.9)

Fixed Charges                                   18.1               75.8       80.5       84.0        90.9       96.0
                                              ------             ------     ------     ------      ------     ------

  Earnings as Adjusted                        $100.7             $474.0     $437.3     $385.9      $317.3     $353.4
                                              ======             ======     ======     ======      ======     ======
Fixed Charges:

  Interest Cost/1/                            $ 14.1             $ 59.5     $ 64.7     $ 68.4      $ 74.9     $ 81.8

  Interest Allocable to Rents/2/                 3.8               15.0       15.3       15.0        15.5       13.7

  Amortization of Debt Expense                   0.2                1.3        0.5        0.6         0.5        0.5
                                              ------             ------     ------     ------      ------     ------

  Fixed Charges                               $ 18.1             $ 75.8     $ 80.5     $ 84.0      $ 90.9     $ 96.0
                                              ======             ======     ======     ======      ======     ======

Ratio of Earnings to Fixed Charges              5.56               6.25       5.43       4.59        3.49       3.68
                                              ======             ======     ======     ======      ======     ======

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        /1/Includes interest expense and interest capitalized in accordance with
FASB Statement No. 34.

        /2/Represents an appropriate portion of rental expense.